Exhibit 99.1

Alder BioPharmaceuticals Reports First Quarter 2014 Financial Results

BOTHELL, Wash., June 18, 2014 – Alder BioPharmaceuticals, Inc. (“Alder”) (NASDAQ: ALDR), a clinical-stage biopharmaceutical company developing monoclonal antibody therapeutics for the treatment of migraine, autoimmune and inflammatory diseases, today provided recent corporate highlights and reported its financial results for the first quarter ended March 31, 2014.

“During the first quarter we continued to advance our pipeline and in May 2014 we were very pleased to successfully complete our initial public offering, which raised $80.1 million in net proceeds,” said Randall C. Schatzman, Ph.D., President and Chief Executive Officer of Alder. “We believe that we are well-positioned to continue to advance our pipeline and look forward to initiating our Phase 2b trial of ALD403, as well as our partner Bristol-Myers Squibb completing the Phase 2b follow-on trial for Clazakizumab and presenting data from the Phase 2 trial for Clazakizumab for the treatment of psoriatic arthritis by the first half of 2015.”

Recent Corporate Highlights

In May 2014, Alder completed an initial public offering (IPO) of common stock, raising $80.1 million in net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses. In the IPO, Alder sold an aggregate of 8,875,396 shares of its common stock at a public offering price of $10.00 per share, including 875,396 shares pursuant to the partial exercise of the underwriters’ over-allotment option.

On May 2, 2014 Alder presented positive results from a randomized, double-blind, placebo-controlled proof-of-concept clinical trial of ALD403 for the prevention of frequent episodic migraine at the American Academy of Neurology (AAN) Annual Meeting in Philadelphia, PA. The data showed that the trial met its primary endpoint of significantly reducing mean migraine days per month versus placebo during weeks 5-8 and was safe and well tolerated. The data also demonstrated that a single infusion of ALD403 resulted in a 100% decrease in migraine days per month for 27-41% of patients depending on month observed. ALD403 was well tolerated and there were no differences from placebo in terms of adverse events or laboratory safety data.

First Quarter 2014 Financial Results

For the three months ended March 31, 2014, Alder reported total revenues of $4.8 million, compared to $4.6 million for the same period in 2013. Revenues in both periods were derived primarily from Alder’s collaboration with Bristol-Myers Squibb. The increase for the 2014 period was primarily due to revenue recognized from other collaborations.

Net loss for the three months ended March 31, 2014 totaled $5.4 million, or $5.38 per share, compared to a net loss of $5.7 million, or $5.89 per share, for the same period in 2013. The decrease for the 2014 period was primarily due to lower research and development expenses.

Research and development expenses for the three months ended March 31, 2014 totaled $7.0 million compared to $8.5 million for the same period in 2013. The decrease for the 2014 period was due to the timing of costs incurred for Alder’s clinical trials and preclinical programs.

General and administrative expenses for the three months ended March 31, 2014 totaled $3.2 million compared to $1.8 million for the same period in 2013. The increase for the 2014 period was primarily due to increases in legal fees relating to Alder’s patents and other professional fees.

As of March 31, 2014, Alder held $12.9 million in cash and cash equivalents compared to $23.2 million as of December 31, 2013. Subsequently, Alder completed its IPO in May 2014 and raised net proceeds of $80.1 million, which it plans to use for its ongoing clinical program for ALD403 and for preclinical product development activities, working capital and other general corporate purposes.

Anticipated Upcoming Milestones

•	Initiate ALD403 Phase 2b trial in Migraine: Alder plans to initiate a Phase 2b trial of ALD403 (anti-calcitonin gene-related peptide (CGRP)) for the treatment of frequent episodic migraines in the second half of 2014.

•	Complete Clazakizumab Phase 2b trial in RA: Alder’s collaboration partner, Bristol-Myers Squibb, plans to complete the estimated primary outcome in the Phase 2b follow-on trial for Clazakizumab (anti-IL-6) for the treatment of rheumatoid arthritis (RA) in the first half of 2015.

•	Present Phase 2 data in PsA: Alder’s collaboration partner, Bristol-Myers Squibb, plans to present data from the Phase 2 trial for Clazakizumab for the treatment of psoriatic arthritis (PsA) by the end of 2014.

About Alder BioPharmaceuticals

Alder BioPharmaceuticals, Inc. is a clinical-stage biopharmaceutical company that discovers, develops and seeks to commercialize therapeutic antibodies with the potential to meaningfully transform current treatment paradigms. Alder’s wholly-owned therapeutic program, an investigational monoclonal antibody for migraine, ALD403, inhibits a well-validated molecule shown to trigger migraine attacks, calcitonin gene-related peptide (CGRP), and is now undergoing clinical testing. Alder plans to advance ALD403 into a Phase 2b trial in the second half of 2014. Clazakizumab, previously known as ALD518, is Alder’s investigational monoclonal antibody to the pro-inflammatory cytokine IL-6. Bristol-Myers Squibb is investigating Clazakizumab (as BMS-945429) in a Phase 2b clinical study in rheumatoid arthritis and other autoimmune indications based on a 2009 partnership. Alder’s management team combines decades of industry experience with a proven track record for identifying and developing novel antibody therapeutics and enabling partners through the out-licensing of its technologies. For more information, please visit http://www.alderbio.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding our expectations for the initiation of future clinical trials, data availability from ongoing clinical trials and the plans of our collaboration partner. All forward-looking statements included in this press release are based on our management’s beliefs and assumptions and on information currently available to our management, and we assume no obligation to update any such forward-looking statements. Any or all of our forward-looking statements in this document may turn out to be wrong and actual events or results may differ materially. Our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and other factors. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption “Risk Factors” set forth in our final prospectus for our initial public offering, which was filed with the Securities and Exchange Commission (the “SEC”) on May 8, 2014, and is available on the SEC’s website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which we expect to file with the SEC in the near future and other reports and filings we will make with the SEC from time to time. We caution investors that our business and financial performance are subject to substantial risks and uncertainties.

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